EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedules of Enstar Group Limited dated March 16, 2007, appearing in the Annual Report on Form 10-K of Enstar Group Limited for the year ended December 31, 2006.
/s/ Deloitte & Touche
Hamilton, Bermuda
January 25, 2008